UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                          FORM U-13-60

                          ANNUAL REPORT

                         FOR THE PERIOD

     Beginning  January 1, 1997    and Ending   December 31, 1997

                             TO THE

             U.S. SECURITIES AND EXCHANGE COMMISSION

                               OF


                     ENTERGY SERVICES, INC.
_________________________________________________________________
                (Exact Name of Reporting Company)


A                Subsidiary                    Service Company
    ____________________________________
          ("Mutual " or "Subsidiary")


Date of Incorporation February 11, 1963.  If not Incorporated, Date

of Organization  _________________  State or Sovereign Power under

which Incorporated or Organized  Delaware      Location of Principal

Offices of Reporting Company   639 Loyola Avenue,  New Orleans, Louisiana

Name, title and address of officer to whom correspondence concerning this report should be addressed:  Mr. Louis E. Buck, Jr.  VP, Chief Accounting

Officer    P.O. Box 61000, New Orleans, La. 70161

 Name of Principal Holding Company Whose Subsidiaries are served by Reporting Company:

                       Entergy Corporation


                       1 of 28 pages

                        2 of 28 pages (Blank)

            INSTRUCTIONS FOR USE OF FORM U-13-60



1.  Time of Filing
    Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

2.  Number of Copies
    Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report becomes necessary.

3.  Period Covered by Report
    The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year.
    Subsequent reports should cover a calendar year.

4.  Report Format
    Reports shall be submitted on the forms prepared by the Commission. If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to each size.

5.  Money Amounts Displayed
    All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X
    (SS210.3-01 (b)).

6.  Deficits Displayed
    Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes (Regulation S-X, SS210.3-01(c)).

7.  Major Amendments or Corrections
    Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended
    or corrected.   A cover letter shall be submitted
    requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

8.  Definitions
    Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

9.  Organization Chart
    The service company shall submit with each annual report a copy of its current organization chart.

10. Methods of Allocation
    The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

11. Annual Statement of Compensation for Use of Capital Billed The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.






                        3 of 28 pages

        Listing Of Schedules and Analysis of Accounts

                                             Schedule or       Page
   Description of Schedules and Accounts    Account Number    Number

Comparative Balance Sheets                    Schedule I        5
Service Company Property                      Schedule II       7
Accumulated Provision for Depreciation and
  Amortization of Service Company Property    Schedule III      8
Investments                                   Schedule IV       9
Accounts Receivable from Associate Companies  Schedule V        9
Fuel Stock Expenses Undistributed             Schedule VI      10
Stores Expense Undistributed                  Schedule VII     10
Miscellaneous Current and Accrued Assets      Schedule VIII    11
Miscellaneous Deferred Debits                 Schedule IX      11
Research, Development, or Demonstration
  Expenditures                                Schedule X       11
Proprietary Capital                           Schedule XI      12
Long-Term Debt                                Schedule XII     13
Current and Accrued Liabilities               Schedule XIII    14
Notes to Financial Statements                 Schedule XIV     14
Statement of Income                           Schedule XV      15
Analysis of Billing - Associate Companies     Account 457      16
Analysis of Billing - Nonassociate Companies  Account 458      17
Analysis of Charges for Service - Associate
  and Nonassociate Companies                  Schedule XVI     18
Schedule of Expense of Department or
  Service Function                            Schedule XVII   19-20
Departmental Analysis of Salaries             Various Accounts 21
Outside Services Employed                     Various Accounts 21
Employee Pensions and Benefits                Various Accounts 22
General Advertising Expenses                  Various Accounts 22
Miscellaneous General Expenses                Various Accounts 23
Rents                                         Various Accounts 23
Taxes Other Than Income Taxes                 Various Accounts 24
Donations                                     Account 426.1    24
Other Deductions                              Account 426.5    25
Notes to Statement of Income                  Schedule XVIII   25


             LISTING OF INSTRUCTIONAL FILING REQUIREMENTS
                                                              Page
   Description of Reports or Statements                      Number

Organization Chart                                             26
Methods of Allocation                                          26
Annual Statement of Compensation for Use of Capital Billed     26

Appendix

Information in compliance with Item 4 of SEC letter dated
   December 29, 1986                                         26 - D


                        4 of 28 pages

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                Schedule I - Comparative Balance Sheet

                            (In Thousands)

Give balance sheet of the Company as of December 31 of the current and prior year.

Account                          Assets and Other Debits                               As of December 31
                                                                                      Current         Prior
        Service Company Property
 101    Service company property (Schedule II)                                       $165,986      $ 154,300
 107    Construction work in progress (Schedule II)                                    19,263         16,799
                                                                                     --------      ---------
            Total Property                                                            185,249        171,099
                                                                                     --------      ---------

 108    Less accumulated provision for depreciation and amortization of service
        company property (Schedule III)                                               109,167         89,253
                                                                                     --------      ---------
            Net Service Company Property                                               76,082      $  81,846
                                                                                     --------      ---------

        Investments

 123    Investments in associate companies (Schedule IV)                                    -              -
 124    Other Investments (Schedule IV)                                                     -              -
                                                                                     --------      ---------
            Total Investments                                                               -              -
                                                                                     --------      ---------

        Current and Accrued Assets

 131    Cash                                                                            8,601          5,712
 134    Special deposits                                                                  167            279
 135    Working funds                                                                     126            150
 136    Temporary cash investments (Schedule IV)                                       25,202         16,662
 141    Notes receivable                                                                  121             56
 143    Accounts receivable                                                            13,996         12,819
 144    Accumulated provision of uncollectible accounts                                     -              -
 146    Accounts receivable from associate companies (Schedule V)                      75,606         88,057
 152    Fuel stock expenses undistributed (Schedule VI)                                     -              -
 154    Materials and supplies                                                              1              -
 163    Stores expense undistributed (Schedule VII)                                         6              -
 165    Prepayments                                                                        22             58
 174    Miscellaneous current and accrued assets (Schedule VIII)                          512            462
                                                                                     --------      ---------
            Total Current and Accrued Assets                                          124,360        124,255
                                                                                     --------      ---------

        Deferred Debits

 181    Unamortized debt expense                                                            2              -
 184    Clearing accounts                                                                  14              -
 186    Miscellaneous deferred debits (Schedule IX)                                    10,398         10,314
 188    Research, development, or demonstration expenditures (Schedule X)                   -              -
 190    Accumulated deferred income taxes                                              15,386          2,164
                                                                                     --------      ---------
            Total Deferred Debits                                                    $ 25,800      $  12,478
                                                                                     --------      ---------

            TOTAL ASSETS AND OTHER DEBITS                                            $226,242      $ 218,579
                                                                                     ========      =========




                            5 of 28 pages

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                Schedule I - Comparative Balance Sheet

                          (In Thousands)

Account              Account Liabilities and Proprietary Capital
                                                                                    As of December 31
                                                                                Current      Prior
           Proprietary Capital
   201     Common stock issued (Schedule XI)                                  $        20       $  20
   211     Miscellaneous paid-in-capital (Schedule XI)                                  -           -
   215     Appropriated retained earnings (Schedule XI)                                 -           -
   216     Unappropriated retained earnings (Schedule XI)                               -           -
                                                                                 --------    --------
              Total Proprietary Capital                                                20          20
                                                                                 --------    --------

           Long-Term Debt

   223     Advances from associate companies (Schedule XII)                             -           -
   224     Other long-term debt (Schedule XII)                                          -           -
   225     Unamortized premium on long-term debt                                        -           -
   226     Unamortized discount on long-term debt-debit                                 -           -
                                                                                 --------    --------
              Total Long-Term Debt                                                      -           -
                                                                                 --------    --------

           Current and Accrued Liabilities

   231     Notes payable                                                                -           -
   232     Accounts payable                                                        94,720     103,871
   233     Notes payable to associate companies (Schedule XIII) (See Note 3)       29,104      17,052
   234     Accounts payable to associate companies (Schedule XIII)                 20,287      15,473
   236     Taxes accrued                                                              270         678
   237     Interest accrued                                                             -           -
   238     Dividends declared                                                           -           -
   241     Tax collections payable                                                    247       1,164
   242     Miscellaneous current and accrued liabilities (Schedule XIII)            8,044      23,645
                                                                                 --------    --------
              Total Current and Accrued Liabilities                               152,672     161,883
                                                                                 --------    --------

           Deferred Credits

   253     Other deferred credits (See Note 9)                                     61,443      53,781
   255     Accumulated deferred investment tax credits                              2,733       2,895
                                                                                 --------    --------
               Total Deferred Credits                                              64,176      56,676
                                                                                 --------    --------

   282     Accumulated Deferred Income Taxes                                        9,374           -
                                                                                 --------    --------


               TOTAL LIABILITIES AND PROPRIETARY CAPITAL                         $226,242    $218,579
                                                                                 ========    ========



                           6 of 28 pages




                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1997

                 Schedule II - Service Company Property

                             (In Thousands)


                                         Balance at           Retirements             Balance
                                         Beginning                or      Other (1)  at Close
                 Description              of Year  Additions     Sales     Changes   of Year

Service Company Property

Account
301  Organization                           $    -    $     -   $       -   $     -    $     -
303  Miscellaneous Intangible Plant          7,164      1,114           -        (1)     8,277
304  Land and Land Rights                    1,707          -           -         1      1,708
305  Structures and Improvements             8,904        272         297        (1)     8,878
306  Leasehold Improvements                  6,748      1,515           -         -      8,263
307  Equipment (2)                          96,558      7,451           -         1    104,010
308  Office Furniture and                   23,668      1,631           -        (2)    25,297
      Equipment
309  Automobiles, Other Vehicles               152          -           -         2        154
      and Related Garage Equipment
310  Aircraft and Airport Equipment          9,399          -           -         -      9,399
311  Other Service Company                       -          -           -         -          -
      Property (3)
                                          ----------------------------------------------------
                               SUB-TOTAL  $154,300   $ 11,983    $    297   $     0   $165,986
107  Construction Work in Progress (4)      16,799     14,447      11,983         -     19,263
                                          ----------------------------------------------------
                                   TOTAL  $171,099   $ 26,430     $12,280   $     0   $185,249
                                          ====================================================
(1) Provide an explanation of those changes considered material:
    Reclassifications of property.

(2) Subaccounts are required for each class of equipment owned. The service company shall provide a listing by subaccount of equipment additions during the year and the balance at the close of the year:

                                                          Balance at
      Subaccount Description                 Additions   Close of Year
Microwave Equipment
     General Office                             $1,635       $6,858
     Computer Center                               116        4,631
     System Operations                               -           78
     Center
EDP Equipment
     General Office                              1,086       48,737
     Computer Center                             4,614       25,496
     System Operations                               -       18,210
     Center                                     ------     --------
                                     TOTAL      $7,451     $104,010
                                                ======     ========

(3) Describe other service company property:


(4) Describe construction work in progress: Primarily computer equipment, fiber optics equipment and furniture/fixtures.


                          7 of 28 pages

             ANNUAL REPORT OF ENTERGY SERVICES, INC.

             For the Year Ended December 31, 1997

      Schedule III - Accumulated Provision for Depreciation and Amortization of Service Company Property

                        (In Thousands)



                                          Balance at   Additions                  Other      Balance
                                           Beginning  Charged to               Changes Add   at Close
                   Description              of Year   Account 403 Retirements (Deduct) (1)   of Year

Account
  301    Organization                      $        -  $        -   $    -        $     -   $        -
  303    Miscellaneous Intangible Plant         5,556         734        -              -        6,290
  304    Land and Land Rights                       -           -        -              -            -
  305    Structures and Improvements              677         280       68              -          889
  306    Leasehold Improvements                 2,797         408        -              -        3,205
  307    Equipment                             61,102      15,129        -             21       76,252
  308    Office Furniture and Equipment        14,567       2,570        -              -       17,137
  309    Automobiles, Other Vehicles
             and Related Garage Equipment         613           6        -              -          619
  310    Aircraft and Airport Equipment         3,941         834        -              -        4,775
  311    Other Service Company Property             -           -        -              -            -

                                           -----------------------------------------------------------
                                    TOTAL  $   89,253  $   19,961   $   68        $    21   $  109,167
                                           ===========================================================
(1)  Provide an explanation of those changes considered material:


                        8 of 28 pages

            ANNUAL REPORT OF ENTERGY SERVICES, INC.

             For the Year Ended December 31, 1997

                 Schedule IV - Investments

                       (In Thousands)

Instructions:
Complete the following schedule concerning investments.

Under Account 124 "Other Investments," state each investment separately, with description, including, the name of issuing company, number of shares or principal amount, etc.

Under Account 136, "Temporary Cash Investments," list each investment separately.

                                                 Balance at       Balance at
Description                                  Beginning of Year  Close of Year

Account 123 - Investment in Associate Companies   $    -        $     -

Account 124 - Other Investments                        -              -

Account 136 - Temporary Cash Investments - Money
               Pool (See Note 3)                     16,662           -
              Temporary Cash Investments -
               Federated Investment                    -            25,202
                                                  ---------     ----------
                                    TOTAL         $  16,662     $   25,202
                                                  =========     ==========

            ANNUAL REPORT OF ENTERGY SERVICES, INC.

             For the Year Ended December 31, 1997

   Schedule V - Accounts Receivable from Associate Companies

                       (In Thousands)

Instructions:
Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

                                                   Balance at      Balance at
Description                                   Beginning of Year  Close of Year

Account 146 - Accounts Receivable from
               Associate Companies

              See page 9-A                          $ 88,057       $ 75,606
                                                    --------       --------
                                    TOTAL           $ 88,057       $ 75,606
                                                    ========       ========

                                                            Total
Analysis of Convenience or Accommodation                  Payments
 Payments:   See page 9-A                                $  2,416

                                                         --------
                   TOTAL PAYMENTS                        $  2,416
                                                         ========


                       9 of 28 pages

            ANNUAL REPORT OF ENTERGY SERVICES, INC.

             For the Year Ended December 31, 1997

   Schedule V - Accounts Receivable from Associate Companies

                       (In Thousands)

                                                   Balance at      Balance at
Description                                   Beginning of Year  Close of Year

Account 146 - Accounts Receivable from
               Associate Companies

              Entergy Arkansas, Inc.                $  4,819       $ 12,115
              Entergy Louisiana, Inc.                 21,186         20,323
              Entergy Mississippi, Inc.                2,909          1,598
              Entergy New Orleans, Inc.                8,534          3,633
              Entergy Corporation                     11,265          4,331
              Entergy Operations, Inc.                 4,381          3,946
              Entergy Power, Inc.                        331              -
              System Fuels, Inc.                         201             53
              System Energy                                -          1,272
              Entergy Enterprises, Inc.                  688          5,937
              Entergy Gulf States, Inc.               33,740         22,398
              Money Pool                                   3              -
                                                    --------       --------
                                    TOTAL           $ 88,057       $ 75,606
                                                    ========       ========


              Analysis of Convenience or           Bulk Power       Other
                Accommodation Payments:             Payments       Payments

              Entergy Arkansas, Inc.               $(183,362)     $       -
              Entergy Louisiana, Inc.                196,084              -
              Entergy Mississippi, Inc.              (42,709)             -
              Entergy New Orleans, Inc.               28,169              -
              Entergy Corporation                    203,537            931
              Entergy Operations, Inc.                     -              -
              Entergy Power, Inc.                      4,541              -
              System Fuels, Inc.                           -            140
              Entergy Enterprises, Inc.                    -          1,345
              Entergy Gulf States, Inc.                    -              -
              Nonassociated Companies               (206,260)             -
                                                    --------       --------
                                                    $      -       $  2,416
                                                    ========       ========

                                9 - A

            ANNUAL REPORT OF ENTERGY SERVICES, INC.

             For the Year Ended December 31, 1997

       Schedule VI - Fuel Stock Expenses Undistributed

                        (In Thousands)

Instructions:

Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company. Under the section headed "Summary" listed below give an overall report of the fuel functions performed by the service company.


                 Description             Labor      Expenses      Total

Account 152 - Fuel Stock Expenses         None         None        None
   Undistributed


                                     -------------------------------------
                         TOTAL       $       0   $       0    $       0
                                     =====================================
Summary:



            ANNUAL REPORT OF ENTERGY SERVICES, INC.

             For the Year Ended December 31, 1997

          Schedule VII - Stores Expense Undistributed

                        (In Thousands)

Instructions:

Report the amount of labor and expenses incurred with respect to stores expense during the year and indicate amount attributable to each associate company.




                 Description          Labor      Expenses      Total

Account 163 - Stores Expense
   Undistributed                  $       4   $       2    $       6
                                  -----------------------------------
                 TOTAL            $       4   $       2    $       6
                                  ===================================

                        10 of 28 pages

           ANNUAL REPORT FOR ENTERGY SERVICES, INC.

             For the Year Ended December 31, 1997

    Schedule VIII - Miscellaneous Current and Accrued Assets

                       (In Thousands)

Instructions:

Provide detail of items in this account. Items less than $10,000 may be grouped, showing the number of items in each group.


                                                Balance at  Balance at
            Description                          Beginning   Close of
                                                  of Year       Year

Account 174 - Miscellaneous Current and Accrued Assets
              See page 11 - A                     $    462    $   512
                                                  --------   --------

                                           TOTAL  $    462   $    512
                                                  ========   ========


           ANNUAL REPORT FOR ENTERGY SERVICES, INC.

             For the Year Ended December 31, 1997

          Schedule IX - Miscellaneous Deferred Debits

                      (In Thousands)

Instructions:

Provide detail of items in this account. Items less than $10,000 may be grouped by class showing the number of items in each class.



                                                Balance at   Balance at
            Description                          Beginning    Close of
                                                  of Year       Year

Account 186 - Miscellaneous Deferred Debits
              See page 11-A                       $ 10,314    $ 10,398
                                                ----------  ----------
                                       TOTAL      $ 10,314    $ 10,398
                                                ==========  ==========


            ANNUAL REPORT FOR ENTERGY SERVICES, INC.

             For the Year Ended December 31, 1997

 Schedule X - Research, Development, or Demonstration Expenditures

                       (In Thousands)

Instructions.

Provide a description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.

             Description                             Amount

Account 188 - Research, Development, or               None
  Demonstration Expenditures

                                                    --------
                                       TOTAL        $    -
                                                    ========

                        11 of 28 pages

           ANNUAL REPORT FOR ENTERGY SERVICES, INC.

             For the Year Ended December 31, 1997

    Schedule VIII - Miscellaneous Current and Accrued Assets

                       (In Thousands)



                                                Balance at  Balance at
            Description                          Beginning   Close of
                                                  of Year       Year

Account 174 - Miscellaneous Current and Accrued Assets

              Advance payments                    $    462    $     -
              Unbilled Expenses and other
               receivables                               -        512
                                                  --------   --------

                                           TOTAL  $    462   $    512
                                                  ========   ========

           ANNUAL REPORT FOR ENTERGY SERVICES, INC.

             For the Year Ended December 31, 1997

          Schedule IX - Miscellaneous Deferred Debits

                      (In Thousands)

Instructions:

Provide detail of items in this account. Items less than $10,000 may be grouped by class showing the number of items in each class.



                                                Balance at   Balance at
            Description                          Beginning    Close of
                                                  of Year       Year

Account 186 - Miscellaneous Deferred Debits

              Long Term Incentive Plan            $  9,936    $ 10,193
              Miscellaneous Accounts
                Receivable Refund Clearing               -         207
              Deferred costs for companies
                not yet billed                         347           5
              Other                                     31          (7)
                                                ----------  ----------
                                       TOTAL      $ 10,314    $ 10,398
                                                ==========  ==========

                              11 - A

            ANNUAL REPORT FOR ENTERGY SERVICES, INC.

             For the Year Ended December 31, 1997

              Schedule XI - Proprietary Capital



                                 Number of
                                   Shares     Par of Stated    Outstanding Close of Period
Account Number   Class of Stock  Authorized  Value Per Share   No. of Shares  Total Amount
201             Common Stock Issued 50,000         $10.00           2,000         $20,000


Instructions:
Classify amounts in each account with brief explanation, disclosing the general nature of transactions which gave rise to the reported amounts.

             Description                                      Amount

Account 211 - Miscellaneous Paid-in Capital                    None

Account 215 - Appropriated Retained Earnings                   None
                                                              --------
                                                     TOTAL    $   0
                                                              ========


Instructions:
Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing nonassociates per the General Instructions of the Uniform System of Accounts. For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared, and date paid.

                        Balance at    Net Income    Dividends  Balance at
                         Beginning    -or (loss)      Paid      Close of
 Description              of Year                                 Year

Account 216 -              None          None         None        None
 Unappropriated
 Retained Earnings

                         ------------------------------------------------
              TOTAL      $     0        $    0      $     0      $    0
                         ================================================

                            12 of 28 pages

            ANNUAL REPORT FOR ENTERGY SERVICES, INC.

             For the Year Ended December 31, 1997

                Schedule XII - Long-Term Debt

                         (In Thousands)

Instructions:
Advances from associate companies should be reported separately for advances on notes, and advances on open account. Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For Account 224 - Other long-term debt provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.

                                Terms of
                               Obligation                                Balance at                         Balance at
                             Class & Series   Date of  Interest  Amount   Beginning                          Close
  Name of Creditor           of Obligation   Maturity    Rate  Authorized  of Year   Additions  Deductions  of Year
Account 223 - Advances from
                Associate
                Companies:                                        None       None                            None

Account 224 - Other Long-Term
                Debt:                                             None       None                            None

                                                                ----------------------------------------------------
                TOTAL                                           $    0     $   0      $   0      $    0      $   0
                                                                ====================================================



                                13 of 28 pages

            ANNUAL REPORT FOR ENTERGY SERVICES, INC.

             For the Year Ended December 31, 1997

       Schedule XIII - Current and Accrued Liabilities

                     (In Thousands)

Instructions:
Provide balance of notes and accounts payable to each associate company. Give description and amount of miscellaneous current and accrued liabilities. Items less than $10,000 may be grouped, showing the number of items in each group.

                                                     Balance at  Balance at
                  Description                        Beginning    Close of
                                                      of Year       Year

Account 233 - Notes Payable to Associate Companies

              Money Pool                            $    17,052 $    29,104

                                                    ----------- -----------
                                              TOTAL $    17,052 $    29,104
                                                    =========== ===========
Account 234 - Accounts Payable to Associate Companies

See page 14-A                                        $   15,473 $    20,287
                                                     ---------- -----------
                                      TOTAL          $   15,473 $    20,287
                                                     ========== ===========
Account 242 - Miscellaneous Current and
  Accrued Liabilities
See page 14-A                                           $23,645     $ 8,044
                                                        -------     -------
                                      TOTAL             $23,645     $ 8,044
                                                        =======     =======



                 ANNUAL REPORT OF ENTERGY SERVICES, INC.


                  For the Year Ended December 31, 1997


              Schedule XIV - Notes to Financial Statements


Instructions:
The space below is provided for important notes regarding the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.


See pages 14-B through 14-H

                        14 of 28 pages

            ANNUAL REPORT FOR ENTERGY SERVICES, INC.

             For the Year Ended December 31, 1997

       Schedule XIII - Current and Accrued Liabilities

                     (In Thousands)


                                                     Balance at  Balance at
                  Description                        Beginning    Close of
                                                      of Year       Year

Account 234 - Accounts Payable to Associate Companies

              Entergy Arkansas, Inc.                  $  8,842    $  9,679
              Entergy Louisiana, Inc.                      569         820
              Entergy Mississippi, Inc.                  3,381       5,787
              Entergy New Orleans, Inc.                    327         332
              Entergy Gulf States, Inc.                  1,224         247
              Entergy Corporation                        1,248           -
              Entergy Operations, Inc.                    (251)          -
              Entergy Power, Inc.                            -       3,089
              Entergy Enterprises, Inc.                      -           -
              System Fuels, Inc.                             -           2
              System Energy                                  -         115
              Money Pool Interest                          133         216

                                                    ----------- -----------
                                              TOTAL $    15,473 $    20,287
                                                    =========== ===========


Account 242 - Miscellaneous Current and
  Accrued Liabilities


Accrued rent expense                                      1,030       7,587
Accrued savings plan expense and withholdings               233        (153)
Accrued benefit plans expense and withholdings            2,122           -
Accrued severence pay                                     1,623           -
Accrued audit expense                                         -           -
Accrued claims liability                                    569         520
Row Transmission Liability                                    -          90
Industry transition liability                            18,068           -

                                                        -------     -------
                                      TOTAL             $23,645     $ 8,044
                                                        =======     =======


                              14 - A

           ANNUAL REPORT OF ENTERGY SERVICES, INC.

            For the Year Ended December 31, 1997

        Schedule XIV - Notes to Financial Statements


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and System of Accounts

      Entergy Services, Inc. (Entergy Services), a wholly owned subsidiary of Entergy Corporation, was authorized to conduct business as a service company for Entergy Corporation and its various subsidiaries (Entergy) by order of the Securities and Exchange Commission (SEC) dated March 1963 and made permanent March 1965. Entergy Services is organized along functional lines to accomplish its purpose of providing management, administrative, and technical services to Entergy. Such services are priced so that Entergy Services operates on a break-even basis.

      Entergy Services maintains its accounts in accordance with the Public Utility Holding Company Act of 1935, as administered by the SEC, and has adopted a system of accounts consistent with the system of accounts prescribed by the Federal Energy Regulatory Commission. Certain
reclassifications have been made to conform to current period presentation.

Use of Estimates in the Preparation of Financial Statements

       The preparation of Entergy Services' financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Adjustments to the reported amounts of assets and liabilities may be necessary in the future to the extent that future estimates or actual results are different from the estimates used.

Depreciation and Amortization

      Depreciation is computed on a straight-line basis at rates based on the estimated service lives of the various classes of property, which range from 5 to 15 years. Amortization of leasehold improvements is computed on a straight-line basis over the lease term.

Income Taxes

      Entergy Services accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS 109). This standard requires that deferred income taxes be recorded for all temporary differences between the financial statement and tax basis of assets and liabilities and loss carryforwards and be based on enacted tax laws at tax rates that are expected to be in effect when the temporary differences reverse.

     Entergy Services joins its parent and the other Entergy Corporation subsidiaries in filing a consolidated Federal income tax return. Income taxes (benefits) are allocated to Entergy Services in proportion to its consolidated taxable income. SEC regulations require that neither Entergy Services nor its affiliates pay more income taxes than it would have paid had a separate income tax return been filed. In addition, Entergy Services files a consolidated Arkansas and combined Mississippi income tax return with certain other Entergy Corporation subsidiaries, and separate company income tax returns for Louisiana, Washington D.C., and Texas.

     Investment tax credits are deferred and amortized based upon the average useful life of the

                            14-B
related property, beginning with the year utilized on the consolidated tax return.

Cash and Cash Equivalents

      Entergy Services considers all unrestricted highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Fair Value Disclosures

      Entergy Services considers the carrying amounts of financial instruments classified as current assets and liabilities to be a reasonable estimate of their fair value because of the short maturity of these instruments.


NOTE 2.   INCOME TAXES

     Deferred income taxes are provided in recognition of temporary differences between the financial reporting and income tax basis of assets and liabilities. Deferred income tax assets (liabilities) are comprised of the following at December 31, 1997 and 1996 (in thousands):

                                          1997         1996
  Deferred Tax Assets:
    Deferred compensation               $ 4,155      $ 1,440
    Operating reserves                    9,829          788
    Other                                 1,402            5
                                        -------      -------
      Total                              15,386        2,233
                                        -------      -------

  Deferred Tax Liabilities:
    Property                             (9,374)         (69)
                                        -------      -------
  Net Deferred Tax Assets               $ 6,012      $ 2,164
                                        =======      =======

       The benefit associated with these deferred tax assets has been or will be utilized in the Entergy Corporation consolidated return. The ultimate realization of these deferred tax assets for Entergy Services is dependent upon the allocation of the tax benefit from the Entergy Corporation consolidated return.

     Entergy Services' effective income tax rate was 100% in 1997, 1996, and 1995, compared to the current Federal statutory income tax rate of 35%. The primary reason for the difference between the effective and statutory income tax rates is that Entergy Services collects revenue adequate to fund its income tax expense. The provision for intercompany expense (benefit) in lieu of federal income taxes for the years ended December 31, 1997, 1996, and 1995 consisted of the following (in thousands):

                                   1997         1996          1995
  Current:
    Federal                     $12,835       $     -       $     -
    State                           704           933          (254)
                                -------       -------       -------
      Total                      13,539           933          (254)
                                -------       -------       -------

  Deferred:
    Federal                      (6,391)            -             -
    State                         2,543          (889)          155
                                -------       -------       -------
      Total                      (3,848)         (889)          155
                                -------       -------       -------
  Total income tax expense      $ 9,691       $    44       $   (99)
                                =======       =======       =======

                            14-C

NOTE 3.   LINES OF CREDIT AND RELATED SHORT-TERM BORROWINGS

       Entergy Services has SEC authorization, through November 30, 2001, to effect short-term borrowings from Entergy Corporation in an aggregate amount outstanding at any one time of up to $150 million through a borrowing arrangement with interest rates based on a prime rate. This borrowing arrangement was not used during 1997, 1996, or 1995. In addition, Entergy Services had $70 million in unused bank lines of credit at December 31, 1997 and 1996, which carried commitment fees of 0.125% on the undrawn balance.

       Entergy Services participates with certain other Entergy companies in a System Money Pool (Money Pool) arrangement whereby those companies with available funds may invest in the Money Pool while other companies, except Entergy Corporation, may borrow on a short-term basis from the Money Pool, thereby reducing the dependence on external short-term borrowings. As authorized by the SEC, the borrowings by Entergy Services from the Money Pool, combined with any external borrowings, may not exceed the amount of the unused portion of the borrowing arrangement discussed above.

      The borrowings and applicable interest rates under the
Money   Pool   arrangement  were  as  follows  (dollars   in
thousands):


                                      1997       1996        1995

Average borrowing                  $ 44,163   $  43,026    $ 44,612
Maximum borrowing at month end $ 50,041 $ 50,642 $ 66,523 Average effective interest rate:
   During the year                     5.6%        5.4%        6.0%
   At end of year                      6.3%        5.9%        6.0%

      At  December  31,  1997  and 1996,  Entergy  Services'
temporary  borrowing position in the Money  Pool  was  $29.1 million and $17.1 million, respectively.

NOTE 4.   EMPLOYEE BENEFITS

Employee Benefit Plans

      Certain key employees of Entergy Services participate in the Equity Ownership Plan of Entergy Corporation and Subsidiaries (Equity Plan) in which they receive shares of common stock based upon achievement of specified performance goals, the costs of which are initially deferred and then charged to income over the restricted period. At December 31, 1997, there were shares with a cost of $10.2 million included in Other Deferred Debits for Entergy Corporation common stock purchased related to the Equity Plan. Under the Equity Plan in 1997 and 1996, Entergy Services recorded compensation expense of $1.7 million (representing approximately 49,000 shares) and $1.3 million (representing approximately 35,000 shares), respectively.

     Employees of Entergy Services are also eligible to participate in the Savings Plan of Entergy Corporation and Subsidiaries (Savings Plan) upon meeting certain eligibility requirements. The Savings Plan provides that the employing Entergy subsidiary may make matching contributions to the Savings Plan in an amount equal to 50% of the participant's contribution to the extent that the total participant contribution is less than or equal to 6% of the participant's earnings as defined in the Savings Plan. In 1997, 1996, and 1995, Entergy Services contributed $3.9 million, $3.2 million, and $3.3 million, respectively, to the Savings Plan.

      Eligible employees of Entergy Services may participate in the Employee Stock Ownership Plan of Entergy Corporation and Subsidiaries (ESOP). The ESOP is a defined contribution plan. Contributions to the ESOP, and any income thereon, are invested in Entergy Corporation common stock and are based


                            14-D
on the expected utilization of additional investment tax credits in the applicable Federal income tax return of Entergy Corporation and its subsidiaries. There were no contributions to the ESOP in the years ended December 31, 1997 and 1996. Entergy Services contributed approximately $250,000 to the ESOP for the year ended December 31, 1995. No additional investment tax credits are available for contribution under the ESOP. Therefore, effective January 1998, the ESOP was merged into the Savings Plan.

      Effective December 31, 1997, the Gulf States Utilities Employee Stock Ownership Plan was amended to include eligible employees of Entergy Services. This plan is a defined contribution plan. Contributions to this plan, and any income thereon, are invested in Entergy Corporation common stock and are based on the expected utilization of additional investment tax credits in the Federal income tax return of Entergy Gulf States, Inc.

Pension Plan

      Entergy Services has a defined benefit pension plan covering substantially all of its employees. The pension plan is noncontributory and provides pension benefits that are based on employees' credited service and compensation during the final years before retirement. Entergy Services funds pension costs in accordance with contribution guidelines established by the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue
Code of 1986, as amended. The assets of the plan include common and preferred stocks, fixed income securities, interest in a money market fund and insurance contracts.

       Effective  January  1,  1995,  all  Entergy  Services
employees were transferred to the Entergy Corporation Retirement Plan for non-bargaining employees. This new plan has provisions substantially identical to the previous plan.

      Entergy Services' total 1997, 1996, and 1995 allocated pension cost, including amounts capitalized, included the following components (in thousands):

                                    1997      1996       1995

Service cost - benefits earned
 during the period                $ 8,551   $ 7,481   $   5,097
Interest cost on the projected
 benefit obligation                10,795     7,995       6,064
Actual return on plan assets       (9,057)   (9,961)    (13,202)
Net amortization and deferral       1,862     4,010       8,908
                                  -------   -------   ---------
   Net pension cost               $12,151   $ 9,525   $   6,867
                                  =======   =======   =========

     The funded status of the pension plan, with respect to Entergy Services, at December 31, 1997 and 1996, was as follows (in thousands):

                                             1997       1996

Actuarial present value of accumulated
 pension plan benefits:
Vested                                    $ 114,444   $ 73,939
Nonvested                                     1,805      1,146
                                          ---------   --------
Accumulated benefit obligation            $ 116,249   $ 75,085
                                          =========   ========



                            14-E

Plan assets at fair value                 $ 119,095    $  87,971
Projected benefit obligation                169,793      115,637
                                          ---------    ---------
Plan assets less than projected
  benefit obligation                        (50,698)     (27,666)
Unrecognized prior service cost               2,431        2,658
Unrecognized transition asset                (1,311)      (1,477)
Unrecognized net loss                        47,442       17,831
                                          ---------    ---------
Accrued pension liability                 $  (2,136)   $  (8,654)
                                          =========    =========

     The significant actuarial assumptions used in computing the information above for 1997, 1996, and 1995 were as follows: weighted average discount rate, 7.25%, 7.75%, and
7.5%;   weighted   average  rate  of  increase   in   future
compensation levels, 4.6%, 4.6%, and 4.6%; and expected long-term rate of return on plan assets, 9.0%, 9.0%, and 8.5% for 1997, 1996, and 1995, respectively. Transition assets are being amortized over the average remaining service period of active participants.

       Entergy Services has adopted the Supplemental Retirement Plan of Entergy Corporation and Subsidiaries and the Post-Retirement Plan of Entergy Corporation and Subsidiaries for certain executive officers. Certain participants in these plans receive benefits based on a percentage of their salaries. The actuarially projected obligation for these plans, which is not included in the pension plan tables above, was recorded during 1992. These plans are unfunded and benefits are paid from general company assets. At December 31, 1997, and 1996, the recorded liability for these plans was approximately $22.4 million and $19.7 million, respectively. The discount rate used in the determination of these liabilities was 7.75% in 1997 and 8.25% in 1996.

      Entergy Services' total recorded pension liability (including the funded plan covering substantially all employees and the supplemental unfunded plans described above) at December 31, 1997 and 1996, was $24.6 million and $28.4 million, respectively.

Other Postretirement Benefits

      Entergy Services also provides certain health care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits if they reach retirement age while still working for Entergy Services.

      Effective January 1, 1993, Entergy Services adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106). The new standard required the use of an accrual method in accounting for these benefits. At January 1, 1993, the actuarially determined accumulated postretirement benefit obligation
(APBO) earned by retirees and active employees was estimated to be approximately $14.1 million. This obligation is being amortized as expense over a 20-year period beginning in 1993. Entergy Services is recovering the increased cost of other postretirement benefits due to the adoption of SFAS 106 under the Services Agreements with the Entergy companies.

      Total postretirement benefit costs of Entergy Services for 1997, 1996, and 1995, including amounts capitalized, included the following components (in thousands):


                                      1997       1996       1995

Service cost - benefits earned
  during the period                 $ 2,830    $ 2,960     $ 1,863
Interest cost on APBO                 3,097      2,338       1,660
Net amortization and deferral         1,597      1,297         785
                                    -------    -------     -------
Net periodic postretirement
  benefit cost                      $ 7,524    $ 6,595     $ 4,308
                                    =======    =======     =======

                            14-F

      The funded status of Entergy Services' postretirement plans as of December 31, 1997 and 1996, was (in thousands):


                                            1997      1996

Actuarial present value of accumulated
  postretirement benefit obligation:
    Retirees                               $ 22,824   $ 12,373
    Other fully eligible participants         8,010      6,809
    Other active participants                16,848     15,453
                                           --------   --------
      Accumulated benefit                    47,682     34,635
       obligation
Plan assets at fair value                         -        -
                                           --------   --------
Plan assets less than APBO                  (47,682)   (34,635)
Unrecognized transition obligation           10,545     11,249
Unrecognized net loss                        16,768      8,440
                                           --------   --------
Accrued postretirement benefit liability   $(20,369)  $(14,946)
                                           ========   ========

      The assumed health care cost trend rate used in measuring the APBO of Entergy Services was 6.8% for 1998, gradually decreasing each successive year until it reaches 5.0% in 2005. A one percentage increase in the assumed health care cost trend rate for each year would have increased the APBO of Entergy Services as of December 31, 1997, by 13.6% and the sum of the service cost and interest cost by approximately 17.5%. The assumed discount rate and rate of increase in future compensation used in determining the APBO were 7.25% for 1997, 7.75% for 1996, 7.5% for 1995, and 4.6% for 1997, 1996 and 1995, respectively. The expected long-term rate of return on plan assets was 9.0% for 1997 and 1996, and 8.5% for 1995.


NOTE 5.        LEASES

        At   December   31,  1997,  Entergy   Services   had
noncancelable operating leases with minimum lease payments as follows (in thousands):

                                            Minimum lease
                                               Payments

  1998                                        $  14,697
  1999                                           13,953
  2000                                           12,157
  2001                                           11,893
  2002                                           11,831
  Years thereafter                               91,589
                                              ---------
                                              $ 156,120
                                              =========

      Rent expense amounted to approximately $32.7 million for 1997, $31.5 million for 1996, and $28.7 million for 1995.


NOTE 6.         BULK POWER SYSTEM OPERATIONS

      Entergy Services acts as agent for the coordination of joint bulk power system operations among the Entergy operating companies. All amounts receivable from the power purchasers or payable to the power suppliers as a result of the bulk power transactions are recorded in Entergy Services' accounts receivable or accounts payable balances, and have no effect on Entergy Services' income or expenses.


                            14-G

NOTE 7.         SALE AND LEASEBACK OF COMPUTER CENTER

     During 1985, Entergy Services entered into an agreement for the sale and leaseback of the Computer Center land and building. The related lease has been classified as an operating lease for accounting purposes and, accordingly, the net book value of the building has been removed from the balance sheet. A gain on the sale of approximately $3.5 million was deferred and is being amortized over the primary term of the lease which is twenty-five years with the option to extend the lease for six additional consecutive terms of five years each. Estimated future minimum rental commitments related to this lease are included in Note 5 - Leases.


NOTE 8.         TRANSACTIONS WITH AFFILIATES

      Various Entergy Corporation subsidiaries rent office facilities and provide certain general and administrative services to Entergy Services. These expenses amounted to approximately $1.1 million, $13.7 million, and $14.3 million in 1997, 1996, and 1995, respectively.


NOTE 9.          OTHER DEFERRED CREDITS

Other   Deferred  Credits  (Account  253)  consist  of   the
following (in thousands):

                                                              1997      1996

Unamortized gain on the sale of Computer Center (Note 7)     $1,874    $2,014
Unamortized portion of accrued sublease loss (Edison Plaza)   2,822
Accrued pension and postretirement benefit liabilities       56,297    51,610
Other                                                           450       157
                                                            -------   -------
                                                            $61,443   $53,781
                                                            =======   =======



                            14-H

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1997

                    Schedule XV Statement of Income

                             (In Thousands)

Account                   Description                                   Current      Prior
                                                                         Year       Year *

         INCOME
  457    Services rendered to associate companies                        $512,895   $440,283
  458    Services rendered to nonassociate companies                          263        201
  421    Miscellaneous income or loss                                          17        187
                                                                         --------   --------
                                           Total Income                  $513,175   $440,671
                                                                         --------   --------
         EXPENSES - Income Statement

  403    Depreciation Expense                                              19,227     20,383
  404    Amortization of Limited-Term Electric Plant                          734          -
  4081   Taxes Other than Income-Utility Operations                        17,965     12,450
  4082   Taxes Other Than Income-Other Inc. & Deduc                            22          -
  4091   Income Taxes - Utility Operating Income                           13,539        761
  4101   Provision for Deferred Inc Tax-Utility Operating Income           (3,848)       (76)
  4114   Investment Tax Credit Adjustments-Utility Operations                (162)      (802)
  416    Cost/Expense-Mdse, Job, Contract Work                                142          -
  4171   Expenses - Nonutility Operations                                       0         53
  419    Interest & Dividend Income                                            (0)         -
  4261   Donations                                                             92          7
  4263   Penalties                                                              0          -
  4264   Expenditures-Civic, Political, and Related Activities              3,426      2,029
  4265   Other Deductions                                                   4,371      5,404
  430    Interest on Debt to Associate Companies                            2,508      2,339
  431    Other Interest Expense                                                43        777
500-557  Power Production                                                  39,097     34,402
560-574  Transmission & Distribution                                       18,950     13,193
580-598  Distribution Expense                                              20,692      9,272
850-894  Gas Operations                                                       508      1,087
901-905  Customer Accounts                                                 41,728     23,291
906-910  Customer Service & Informational Expenses                         17,834     20,248
911-917  Sales Expenses                                                    31,438     25,700
  920    Administration & General Salaries                                 89,334          -
  921    Office Supplies and Expenses                                      27,634      9,421
  923    Outside Services Employed                                         56,783    165,511
  924    Property Insurance Expense                                           370        785
  925    Injuries & Damages Expense                                         2,078         17
  926    Employee Pension & Benefits                                       31,795     32,133
  928    Regulatory Commission Expense                                      1,349      3,296
  9301   General Advertising Expenses                                       1,507          -
  9302   Miscellaneous General Expense                                        927        786
  931    Rents                                                             34,331     18,795
  935    Maintenance of General Plant                                       4,448          -
                                                                         --------   --------
                      Total Expenses - Income Statement                  $478,862   $401,262
                                                                         --------   --------

         EXPENSES - Balance Sheet

 107EXP  Capital Charges to Expense                                        27,277     28,333
 184EXP  Other Balance Sheet Charges to Expense                             7,036     11,076
                                                                         --------   --------
                         Total Expenses - Balance Sheet                  $ 34,313   $ 39,409
                                                                         ========   ========
                                   Net Income or (Loss)                  $      -   $      -
                                                                         ========   ========
* Prior year totals were restated to comply with the FERC Uniform System of
  Accounts, which is currently being utilized by Entergy Services, Inc.
  These totals should be used for comparative purposes only.


                      15 of 28 pages

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1997

                          Analysis of Billing

                   Associate Companies - Account 457

                             (In Thousands)

                                      Direct    Indirect  Compensation    Total
                                       Costs      Costs     For Use      Amount
 Name of Associate Company            Charged    Charged   of Capital    Billed
Entergy Arkansas, Inc.                $ 81,207   $ 13,491     $     -  $   94,698

Entergy Gulf States, Inc.              105,872     16,900           -     122,772

Entergy Louisiana, Inc.                 92,660     15,104           -     107,764

Entergy Mississippi, Inc.               44,290      7,234           -      51,524

Entergy New Orleans, Inc.               33,106      4,986           -      38,092

Entergy Corporation                     31,506      3,655           -      35,161

System Fuels, Inc.                       1,124        213           -       1,337

Entergy Enterprises, Inc.               13,711      1,292           -      15,003

Entergy Operations, Inc.                40,524      5,956           -      46,480

Entergy Power, Inc.                        527         99           -         626

Deferred                                  (562)         -           -        (562)
                                      -------------------------------------------
                              TOTAL   $443,965   $ 68,930     $     -   $ 512,895
                                      ===========================================



                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1997

                           Analysis of Billing

                   Nonassociate Companies - Account 458

                               (In Thousands)

Instruction:
Provide a brief description of the services rendered to each nonassociate company:

                         Direct    Indirect Compensation              Excess     Total
                          Cost       Cost     For Use      Total        Or       Amount
Name of Nonassociate     Charged   Charged   of Capital     Cost    Deficiency   Billed
  Company
Entergy Aviation
 Services                $ 263      $  -      $   -       $ 263      $   -      $   263
                         --------------------------------------------------------------
                 TOTAL   $ 263      $  -      $   -       $ 263      $   -      $   263
                         ==============================================================



                                17 OF 28 PAGES

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1997

            Schedule XVI - Analysis of Charges for Service -
                   Associate and Nonassociate Companies

                            (In Thousands)

Instruction:
Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.
                                                                         Nonassociate
                                   Associate Company Charges           Company Charges               Total Charges for Service
                                 Direct      Indirect                Direct  Indirect            Direct      Indirect
Account    Description of Items   Cost         Cost        Total      Cost     Cost    Total      Cost         Cost         Total
          EXPENSES - Income
            Statement
403       Depreciation
           Expense              $      -    $ 19,227    $ 19,227     $  -     $ -     $   -     $       -    $ 19,227      $ 19,227
404       Amortization of
           Limited-Term
           Electric Plant              -         734         734        -       -         -             -         734           734
4081      Taxes Other than
           Income-Utility
           Operations             13,055       4,906      17,961        4       -         4        13,059       4,906        17,965
4082      Taxes Other than
           Income-Other Inc.
           & Deduc                     -          22          22        -       -         -             -          22            22
4091      Income Taxes - Utility
           Operating Income            -      13,539      13,539        -       -         -             -      13,539        13,539
4101      Provision for Deferred
           Inc Tax - Utility
           Operating Income            -      (3,848)     (3,848)       -       -         -             -      (3,848)       (3,848)
4114      Investment Tax Credit
           Adjustments - Utility
           Operations                (41)       (121)       (162)       -       -         -           (41)       (121)         (162)
416       Cost/Expense-Mdse, Job,
           Contract Work             142           -         142        -       -         -           142           -           142
4171      Expenses - Nonutility
           Operations                  -           -           -        -       -         -             -           -             -
419       Interest & Dividend
           Income                      -           -           -        -       -         -             -           -             -
4261      Donations                   92           -          92        -       -         -            92           -            92
4263      Penalties                    -           -           -        -       -         -             -           -             -
4264      Expenditures-Civic,
           Political, and Related
           Activities              3,426           -       3,426        -       -         -         3,426           -         3,426
4265      Other Deductions         4,371           -       4,371        -       -         -         4,371           -         4,371
431       Other Interest Expense       4          39          43        -       -         -             4          39            43
500-557   Power Production        38,986         111      39,097        -       -         -        38,986         111        39,097
560-574   Transmission &
           Distribution           18,954          (4)     18,950        -       -         -        18,954          (4)       18,950
580-598   Distribution Expense    20,688           4      20,692        -       -         -        20,688           4        20,692
850-894   Gas Operations             508           -         508        -       -         -           508           -           508
901-905   Customer Accounts       41,733          (5)     41,728        -       -         -        41,733          (5)       41,728
906-910   Customer Service &
           Informational
           Expenses               17,829           5      17,834        -       -         -        17,829           5        17,834
911-917   Sales Expenses          31,467         (29)     31,438        -       -         -        31,467         (29)       31,438
920       Administration &
           General Salaries       64,178      25,098      89,276       58       -        58        64,236      25,098        89,334
921       Office Supplies and
           Expenses               25,689       1,845      27,534      100       -       100        25,789       1,845        27,634
923       Outside Services
           Employed               55,202       1,539      56,741       42       -        42        55,244       1,539        56,783
924       Property Insurance
           Expenses                  287          83         370        -       -         -           287          83           370
925       Injuries & Damages
           Expense                 1,194         884       2,078        -       -         -         1,194         884         2,078
926       Employee Pensions
           and benefits           29,904       1,886      31,790        5       -         5        29,909       1,886        31,795
928       Regulatory commission
           expenses                1,349           -       1,349        -       -         -         1,349           -         1,349
930.1     General advertising
           expenses                1,500           7       1,507        -       -         -         1,500           7         1,507
930.2     Miscellaneous general
           expenses                  547         380         927        -       -         -           547         380           927
931       Rents                   34,322           -      34,322        9       -         9        34,331           -        34,331
935       Maintenance of
           General Plan            4,403           -       4,403       45       -        45         4,448           -         4,448
                                ---------------------------------------------------------------------------------------------------
           Total Expenses -
             Income Statement   $409,789    $ 66,302    $476,091     $263      -       $263      $410,052    $ 66,302      $476,354
                                ---------------------------------------------------------------------------------------------------
          EXPENSES - Balance
           Sheet
107EXP    Capital Charges
           to Expense             27,277           -      27,277        -      -          -        27,277           -        27,277
108EXP    Other Balance
           Sheet Charges to
           Expense                 7,034           2       7,036        -      -          -         7,034           2         7,036
                                ---------------------------------------------------------------------------------------------------
            Total Expenses-
             Balance Sheet      $ 34,311    $      2    $ 34,313        -      -          -      $ 34,311    $      2      $ 34,313
                                ---------------------------------------------------------------------------------------------------

          TOTAL EXPENSES        $444,100    $ 66,304    $510,404     $263      -       $263      $444,363    $ 66,304      $510,667
                                ---------------------------------------------------------------------------------------------------
          Compensation for use
           of Equity Capital           -           -           -        -      -          -             -           -             -

430       Interest on Debt to Associate
           Companies                   -       2,508       2,508        -      -          -             -       2,508         2,508
                                ---------------------------------------------------------------------------------------------------
      TOTAL COST OF SERVICE     $444,100    $ 68,812    $512,912     $263      -       $263      $444,363    $ 68,812      $513,175
                                ===================================================================================================

                           18 OF 28 PAGES

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1997

            Schedule XVII - Schedule of Expense Distribution by
                   Department or Service Function

                             (In Thousands)

Instruction:
Indicate each department or service function. (See Instruction 01-3 General
Structure of Accounting System: Uniform System of Accounts).

                                                                         DEPARTMENT OR SERVICE FUNCTION
                                                                                                                    Corp
 Account                                              Total                                                       Planning  External
 Number              Description of Items            Amount  Overhead Accounting  Chairman  Corporate  Aviation  & Analysis Affairs

         EXPENSES - Income Statement
  403    Depreciation Expense                        $19,227  $19,227    $    -   $     -      $    -    $   -      $   -   $   -
  404    Amortization of Limited-Term Electric Plant     734      734         -         -           -        -          -       -
  4081   Taxes Other than Income-Utility Operations   17,965    9,589     1,226       126     (11,098)     159        287   1,504
  4082   Taxes Other Than Income-Other Inc. & Deduc       22       22         -         -           -        -          -       0
  4091   Income Taxes - Utility Operating Income      13,539   13,539         -         -           -        -          -       -
  4101   Provision for Deferred Inc Tax-Utility       (3,848)  (3,848)        -         -           -        -          -       -
          Operating Income
  4114   Investment Tax Credit Adjustments-Utility      (162)    (162)        -         -           -        -          -       -
          Operations
  416    Cost/Expense-Mdse, Job, Contract Work           142        -         -         -           -        -          -      32
  4171   Expenses - Nonutility Operations                  0        -         -         -           -        -          -       -
  419    Interest & Dividend Income                       (0)      (0)        -         -           -        -          -       -
  4261   Donations                                        92        -         0        22          10        -          -      59
  4263   Penalties                                         0        0         -         -           -        -          -       -
  4264   Expenditures-Civic, Political, and Related    3,426        -       (10)        -           -        -          -   3,435
          Activities
  4265   Other Deductions                              4,371        -        15         8          10        -        133   4,058
  430    Interest on Debt to Associate Companies       2,508    2,508         -         -           -        -          -       -
  431    Other Interest Expense                           43       43         -         -           -        -          -       -
500-557  Power Production                             39,097       (5)        3         -          93        -          -      (2)
560-574  Transmission & Distribution                  18,950     (229)        -         -         133        -          -       -
580-598  Distribution Expense                         20,692     (376)       19         -          18        1          6       9
850-894  Gas Operations                                  508        -         -         -           -        -          -       0
901-905  Customer Accounts                            41,728      (56)        -         -           7        -          -       1
906-910  Customer Service & Informational Expenses    17,834      (19)       (3)        -          30        -          -       0
911-917  Sales Expenses                               31,438      (22)        -         -         427        -          -       5
  920    Administration & General Salaries            89,334    4,323    10,846     1,143         838    1,461      2,553  12,314
  921    Office Supplies and Expenses                 27,634        0     1,726     1,001         472    2,482        474   2,881
  923    Outside Services Employeed                   56,783        -     2,298     2,009       1,676      708         26   9,277
  924    Property Insurance Expense                      370       (0)        -         -           -        0          -       -
  925    Injuries & Damages Expense                    2,078       (5)        -         -           -        -        482      42
  926    Employee Pension & Benefits                  31,795        -     3,104       196         819      357        619   3,228
  928    Regulatory Commission Expense                 1,349        -       178         -           -        -          -   1,101
  9301   General Advertising Expenses                  1,507        -         0        17           0        -          1   1,383
  9302   Miscellaneous General Expense                   927   (1,879)    2,261         9          42       16          1     158
  931    Rents                                        34,331        -       151        89           2    2,708          8     235
  935    Maintenance of General Plant                  4,448        0         0         -           -    1,153          0       1

         EXPENSES - Balance Sheet

 107EXP  Capital Charges to Expense                   27,277      (25)   17,946         -           -        -          -       1
 184EXP  Other Balance Sheet Charges to Expense        7,036     (127)    5,516         2           0        2          -       1
                                                    -----------------------------------------------------------------------------
                                                    $513,175  $43,232  $ 45,276   $ 4,622     $(6,521) $ 9,047    $ 4,590 $39,723
                                                    =============================================================================

                                19 of 28 pages

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1997

            Schedule XVII - Schedule of Expense Distribution by
                   Department or Service Function

                             (In Thousands)



                                                          DEPARTMENT OR SERVICE FUNCTION
                                                         Human
Account                                               Resources &           Regulated    Retail     Retail    Total Info.
 Number               Description of Items           Administration Nuclear Operations  Services  Strategies  Technology   Treasury

         EXPENSES - Income Statement
  403    Depreciation Expense                          $      -    $    -   $      -   $      -    $      -   $       -   $      -
  404    Amortization of Limited-Term Electric Plant          -         -          -          -           -           -          -
  4081   Taxes Other than Income-Utility Operations       1,475       727      8,483      1,407          34       3,585        461
  4082   Taxes Other Than Income-Other Inc. & Deduc           -         -          -          -           -           -          -
  4091   Income Taxes - Utility Operating Income              -         -          -          -           -           -          -
  4101   Provision for Deferred Inc Tax-Utility               -         -          0          -           -           -          -
         Operating Income
  4114   Investment Tax Credit Adjustments-Utility            -         -          -          -           -           -          -
         Operations
  416    Cost/Expense-Mdse, Job, Contract Work                1         -          -        109           -           -          -
  4171   Expenses - Nonutility Operations                     0         -          -          -           -           -          -
  419    Interest & Dividend Income                           -         -          -          -           -           -          -
  4261   Donations                                            -         0          1          0           -           -          -
  4263   Penalties                                            -         -          -          -           -           -          -
  4264   Expenditures-Civic, Political, and Related           -         -          1          -           -           -          -
         Activities
  4265   Other Deductions                                     7         4         96         15           5          10         10
  430    Interest on Debt to Associate Companies              -         -          -          -           -           -          -
  431    Other Interest Expense                               -         -          -          -           -           -          -
500-557  Power Production                                    41     4,724     34,035         10           -         196          2
560-574  Transmission & Distribution                        (69)        -     19,108          2           -           5          -
580-598  Distribution Expense                                73         -     20,814         46           -          79          3
850-894  Gas Operations                                       2         -        506          0           -           -          -
901-905  Customer Accounts                                  (14)        -     38,526      3,202          45          17          -
906-910  Customer Service & Informational Expenses           (5)        -      5,205     12,611          15          (0)         -
911-917  Sales Expenses                                      (5)        -     17,040     13,938          55           0          -
  920    Administration & General Salaries               10,913     2,031      6,940        785         230      31,114      3,843
  921    Office Supplies and Expenses                     5,938       299        967          1          49      10,648        696
  923    Outside Services Employeed                       7,046         9        140          -          15      31,366      2,213
  924    Property Insurance Expense                           -         -          0          -           -           -        370
  925    Injuries & Damages Expense                           -         -        926          -           -           -        633
  926    Employee Pension & Benefits                    (10,888)    1,305     20,428      3,104          72       8,401      1,050
  928    Regulatory Commission Expense                        -         -         27         27           -           -         16
  9301   General Advertising Expenses                       103         -          -          -           -           2          1
  9302   Miscellaneous General Expense                       28         8        246         14           0           1         22
  931    Rents                                           26,358         3         44         61           -       4,628         44
  935    Maintenance of General Plant                     3,142         -          6        115           -          31          -

         EXPENSES - Balance Sheet

 107EXP  Capital Charges to Expense                           1        30      4,724          8           -       4,585          7
 184EXP  Other Balance Sheet Charges to Expense              74        56      1,368         22           -         122          -
                                                      ----------------------------------------------------------------------------
                                                      $  44,221   $ 9,196   $179,631   $ 35,477   $     520     $94,790  $   9,371
                                                      ============================================================================


                              20 OF 28 PAGES

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 1997

                  Departmental Analysis of Salaries

                           (In Thousands)

                                       Departmental Salary Expense
   Name of Department                 Included in Amounts Billed to  Number of
Indicate each department  Total      Parent    Other        Non      Personnel
   or service function    Amount    Company  Associates  Associates End of Year

See page 21-A           $  193,610   $6,438   $187,034    $    139       3,122

                        ------------------------------------------------------
                TOTAL   $  193,610   $6,438   $187,034      $  139       3,122
                        ======================================================




                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1997

                       Outside Services Employed

                            (In Thousands)

Instructions:
Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregate number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.

                                                          Relationship
                                                        "A" - Associate
                                                          "NA" - Non
    From Whom Purchased                 Address            Associate  Amount

See pages 21-B thru 21-I                                              $  53,023


                               21 of 28 pages

                   ANNUAL REPORT OF ENTERGY SERVICES, INC.

                    For the Year Ended December 31, 1997

                      Departmental Analysis of Salaries

                               (In Thousands)


                                         Departmental Salary Expense
       Name of Department                Included in Amounts Billed to    Number of
    Indicate each department    Total     Parent     Other     Non        Personnel
      or service function       Amount   Company  Associates Associates  End of Year
Overhead                       $   3,459   $    -  $   3,459   $    -          0
Accounting                        11,234      523     10,712        -         41
Chairman                           1,163    1,118         45        -         28
Corporate                           (182)     179       (361)       -        100
Aviation                           1,471    1,256        197       18        306
Planning & Analysis                2,691      441      2,250        -        204
External Affairs                  14,929    1,783     13,146        -        107
Human Resourses & Administration  13,431       69     13,241      121        590
Nuclear                            6,336        -      6,336        -        676
Regulated Operations              86,443      248     86,195        -         68
Retail Services                   13,507       25     13,482        -        189
Retail Strategies                    347        1        346        -        252
Total Information Technology      34,580      500     34,080        -        317
Treasury                           4,201      295      3,906        -        244

                                ------------------------------------------------
                                $193,610  $ 6,438   $187,034   $  139      3,122
                                ================================================



                                    21 - A

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1997

                     Outside Services Employed

                           (In Thousands)

                                                          Relationship
                                                        "A" - Associate
                                                          "NA" - Non
   From Whom Purchased *                                   Associate   Amount


OUTSIDE SERVICES - LEGAL

Adams & Reese                                                  NA      $    221
Baird Holm McEachen                                            NA           103
Baker & Botts                                                  NA           148
Balch & Bingham                                                NA           278
Bickerstaff Heath &                                            NA         2,995
Broods & Jackson                                               NA            48
Carver Darden                                                  NA            43
Clark Thomas &                                                 NA           417
Cranford Johnson Robinson                                      NA           192
Friday Eldredge &                                              NA           117
Germer & Gertz                                                 NA           297
Healey & Smith                                                 NA            34
Hunton & Williams                                              NA            27
Kullman Firm                                                   NA           134
McCalla Thompson Pyburn                                        NA           507
Mitchell Williams Seleg                                        NA            94
Monroe & Lemann                                                NA           150
Morgan Lewis &                                                 NA           561
Phelps Dunbar LLP                                              NA           222
Peid & Priest                                                  NA           442
RIC Group Administrative                                       NA            38
Shaw Pittman Potts                                             NA            35
Sidley & Austin                                                NA           160
Skadden Arps Slate                                             NA         1,404
Slater Law Firm                                                NA            50
Slover & Loftus                                                NA           168
Steptoe & Johnson                                              NA           156
Swidler & Berlin                                               NA            41
Taggart Morton Ogden                                           NA            78
Taylor Porter Brooks                                           NA            55
Thompson & Lewellyn                                            NA            61
Trotter Law Firm                                               NA           103
Williams & Anderson                                            NA           184
Winston & Strawn                                               NA           198
Wise Carter Child & Caraway                                    NA           778
Wright & Talisman                                              NA            65
Wright Lindsey &                                               NA           336
Reimbursements from Other                                      NA          (874)
Companies
Others (121)                                                   NA           371
                                                                       --------
                                                    Total              $ 10,437
                                                                       --------




                                21 - B

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 1997

                     Outside Services Employed

                           (In Thousands)

                                                         Relationship
                                                       "A" - Associate
                                                          "NA" - Non
    From Whom Purchased*                                   Associate  Amount

OUTSIDE SERVICES - REGULATORY SERVICES

Atest Consultants, Inc.                                        NA      $    136
City of New Orleans                                            NA           595
Kennedy & Associates                                           NA            33
Stone Pigman Walter                                            NA           134
Other (9)                                                      NA            65
                                                                       --------
                                                    Total              $    963
                                                                       --------

           OUTSIDE SERVICE - PROFESSIONAL CONTRACT WORK

4R Group, Inc.                                                 NA        $   36
A Milton Smith Group Inc                                       NA            53
Accelerated Development Systems                                NA            57
Actuarial Sciences Association                                 NA           637
Addison Corp Annual                                            NA            66
Allen R Bares                                                  NA            39
Alliance for Competitive                                       NA           152
Amherst Group Limited                                          NA            28
Analysis Group Economics                                       NA            57
Andersen Consulting LLP                                        NA         4,458
Archie Manning                                                 NA            27
Arthur Andersen                                                NA           403
Baker Engineering                                              NA           158
Barakat & Chamberlin                                           NA            72
Berliner Assoc                                                 NA           484
Black & Veach                                                  NA            75
Bryan Associates, Inc.                                         NA           170
Burns & McDonnell                                              NA            60
Burson Marsteller                                              NA         1,047
Cambridge Energy Research                                      NA            37
Sambridge Reports Research                                     NA           218
Change Partners                                                NA           159
Chatham Partners, Inc.                                         NA           236
Conway Consulting                                              NA           159
Coopers & Lybrand, LLP                                         NA         2,123
Corporate Relations Management                                 NA            39
Creative Communications, Inc.                                  NA            30
CSC Consulting                                                 NA         1,266
Dan Baw &                                                      NA            85
Dan Flora &                                                    NA            38




                                    21 - C

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1997

                        Outside Services Employed

                             (In Thousands)

                                                           Relationship
                                                        "A" - Associate
                                                           "NA" - Non
    From Whom Purchased*                                    Associate  Amount

Database Consultants, Inc.                                     NA      $    142
Davis Harmon Group                                             NA           192
Decisionquest Inc.                                             NA           150
Deloitte & Touche                                              NA           588
Diversified Computer Consultants                               NA           188
Dun & Bradstreet                                               NA           110
Econat, Inc.                                                   NA           695
Economic & Issues                                              NA           121
EDU Tech Industries                                            NA           189
EPRI                                                           NA         1,160
Financial Concepts &                                           NA           131
Francis J. Walsh                                               NA            32
Frederick Schneiders Research                                  NA           194
Fry Consultants                                                NA            26
FTN Assoc Ltd.                                                 NA            56
Gai Consultants, Inc.                                          NA            91
Gartner Group, Inc.                                            NA           224
GCR & Assoc                                                    NA            33
Hackett Group                                                  NA            77
Haynie & Associates                                            NA            39
Hewitt Accoc LLC                                               NA           155
Hooper Hooper Owen                                             NA           143
HRL Group, Inc.                                                NA            75
ICF Kaiser Consulting                                          NA            57
Icon & Landis                                                  NA            69
Infotech Corporation                                           NA            39
Intenco Energy Consultants                                     NA            35
Intersearch Corp                                               NA           203
JA Wright &                                                    NA           703
JRA Assoc                                                      NA            50
Kase & Co.                                                     NA            70
Kennedy Reporting Service                                      NA           134
KFG Inc.                                                       NA           211
Koll Management Services                                       NA            55
KPMG Peat Marwick                                              NA           174
Legier & Materne                                               NA            36
Lyle F Schoenfeldt                                             NA            50
Manatech Management                                            NA            35
Technologies
Market Strategies, Inc.                                        NA           110
Marketing 1:1, Inc.                                            NA           109
Marketing Corp of                                              NA           260
Mckinsey & Co.                                                 NA         6,468
MCS Group                                                      NA           187
Meta Group                                                     NA            32
Metzler & Associates                                           NA         1,431



                                   21 - D

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1997

                      Outside Services Employed

                           (In Thousands)

                                                         Relationship
                                                       "A" - Associate
                                                          "NA" - Non
    From Whom Purchased*                                   Associate  Amount

MKW Consulting, Inc.                                           NA      $    782
National Economic Research                                     NA           395
National Education Training                                    NA            72
Ned Tannebaum &                                                NA            37
Personnel Research Assoc                                       NA           338
Planning Research Corp                                         NA            57
Powell Tate &                                                  NA            40
Prima Consulting                                               NA            46
Public Strategies, Inc.                                        NA         1,709
Public Technology, Inc.                                        NA            64
RHR International Co.                                          NA           687
RKS Research &                                                 NA            34
RLW Analytics, Inc.                                            NA            92
RMB Consulting                                                 NA            69
RR Donnelley &                                                 NA            35
Saterley Consulting                                            NA            33
Savage Consulting Group                                        NA            47
Seek Consulting Group                                          NA            67
Sherri McConnell, Inc.                                         NA            74
Shipley & Associates                                           NA            44
Skadden Arps Slate                                             NA            30
Spectra, Inc.                                                  NA           599
Spradley & Spradley                                            NA            36
Strategy Integration                                           NA            80
Swedish Transmission Research                                  NA            35
TB&A Management Consultants                                    NA           255
Thoma & Thoma                                                  NA           249
Thomas D. Mouras                                               NA            69
Travis Research Assoc.                                         NA            87
UMS Group, Inc.                                                NA            36
Walk Haydel &                                                  NA            37
Walker Information                                             NA         1,232
WEFA Group, Inc.                                               NA            59
WG Shurgar &                                                   NA            42
WH Linder &                                                    NA            36
Other (140)                                                    NA         1,188
                                                                       --------
                                                    Total              $ 36,590
                                                                       --------
OUTSIDE SERVICE - GENERAL NUCLEAR SERVICES

Other (7)                                                      NA      $      3
                                                                       --------
                                                    Total              $      3
                                                                       --------



                                   21 - E

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                  For the Year Ended December 31, 1997

                        Outside Services Employed

                            (In Thousands)

                                                           Relationship
                                                         "A" - Associate
                                                           "NA" - Non
    From Whom Purchased*                                    Associate  Amount


OUTSIDE SERVICE - CONTRACT/DESIGN ENGINEERING

Advanced Grounding Concepts                                    NA       $    50
Bohn Bros Construction                                         NA            66
Cate Electric Construction                                     NA            40
CB Commerial Real                                              NA            36
Cetrom Consulting Engineering                                  NA           164
EI Dupont                                                      NA            52
Geoscience Engineers, LLC                                      NA            57
Manpower, Inc.                                                 NA            47
Petrocon Engineering, Inc.                                     NA           359
Raytheon Engineers                                             NA           197
Sizeler Architects                                             NA            60
Teraquest Metrics, Inc.                                        NA           501
Tinsley Mullen Engineers                                       NA            55
Wink Engineering                                               NA            86
Other (21)                                                     NA            79
                                                                        -------
                                                    Total               $ 1,849
                                                                        -------
OUTSIDE SERVICE - ENVIRONMENTAL

Aerotek, Inc.                                                  NA      $    174
Metco Environmental, Inc.                                      NA           217
National Environmental Strategies                              NA           253
Walls Environmental Consulting                                 NA            48
Other (20)                                                     NA            80
                                                                       --------
                                                    Total              $    772
                                                                       --------
OUTSIDE SERVICE - OTHER

AETNA Life &                                                   NA       $   361
Air Security International                                     NA            86
American Citadel Guard                                         NA           149
American Meter Services                                        NA           731
AT&T                                                           NA           276
Aura Energy Corp                                               NA            32
Battelle Pacific Northwest                                     NA            39
Bay Networks, Inc.                                             NA           133
Belcher Chesson, Inc.                                          NA            53
C Lyle Barney                                                  NA            60
Carlos Bastos                                                  NA            30
Catherine P. Willems                                           NA            36
Cole Publications                                              NA           105



                             21 - F

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1997

                      Outside Services Employed

                           (In Thousands)

                                                           Relationship
                                                        "A" - Associate
                                                           "NA" - Non
    From Whom Purchased*                                    Associate  Amount


Concorde                                                       NA       $    57
Consulting Partners                                            NA            83
Continental Traffic Service                                    NA           225
Crestone International LLC                                     NA            38
Cubix Corp.                                                    NA            50
Danny Michaels                                                 NA            46
Data Transit International                                     NA            36
Day Detectives, Inc.                                           NA           104
Desktop Data, Inc.                                             NA           100
Dolan Wohlers Terwillinger                                     NA            28
Don F. Cass                                                    NA            58
Donald B. Fouts                                                NA           129
Donn Young Photography                                         NA            33
Electronic Data Systems                                        NA            48
EMC Corp                                                       NA           131
Energy Interactive                                             NA            47
Entergy Corp                                                   A            357
Equifax Credit Info                                            NA            68
Farwell Goup                                                   NA            25
First Commerce Corp                                            NA            62
Freeport McMoran, Inc.                                         NA           207
Futures                                                        NA            41
General Electric                                               NA           103
General Physics Corp                                           NA         1,562
General Reliability                                            NA            54
Georgine K. Berthelot                                          NA            31
Gerald W. Tucker                                               NA           309
Goodyear Capital Corp                                          NA            75
Group 5 West                                                   NA            31
Gulf States Utilities                                          A          1,361
Harvey Press, Inc.                                             NA            73
Henry E. Braden                                                NA            27
Honeywell, Inc.                                                NA            40
Huey T. Littleton                                              NA           112
IBM Corp                                                       NA           531
Interactive Systems International                              NA           114
Intercede, Inc.                                                NA           774
Interlynx Technology                                           NA           121
Itron, Inc.                                                    NA            33
J. Walter Thompson                                             NA            41
James A. Richardson                                            NA            55
Jim Rubin                                                      NA           142
Jones Day Reavis                                               NA            32
Kass Uehling, Inc.                                             NA            37
Korn Ferry International                                       NA            31



                              21 - G

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 1997

                     Outside Services Employed

                          (In Thousands)

                                                           Relationship
                                                         "A" - Associate
                                                           "NA" - Non
    From Whom Purchased*                                    Associate    Amount


Kurant Direct, Inc.                                            NA       $    59
Kwasha Lipton                                                  NA            81
L&R Adjustment Co.                                             NA            49
Lexis Nexis                                                    NA            30
LGK Assoc, Inc.                                                NA            32
Logility, Inc.                                                 NA           109
Madge Networks                                                 NA            30
Maris West &                                                   NA            44
Marks Paper Co.                                                NA           136
Marshall, John R.                                              NA           (40)
Mid south Communications                                       NA            75
ML Bud Mapes                                                   NA            30
MS Claims Service                                              NA            34
MTU Data Systems                                               NA            83
Multi Quest International                                      NA            53
Norstan Communications, Inc.                                   NA            32
Northbridge Group                                              NA         1,513
Omnicron Telecommunications                                    NA            51
Osterio, Inc.                                                  NA            28
Pace Systems                                                   NA           107
Parker & Associates                                            NA           147
Parviz Rastgoufard PHD                                         NA            84
Pellegrin, Myrden J.                                           NA            26
Periphonics Corp                                               NA           111
Philip R. Sharp                                                NA           101
Pinkerton Security &                                           NA            63
Pittman Portis Communications                                  NA            44
PMCC, Inc.                                                     NA           117
Potomac Communications Group                                   NA            97
PPM, Inc.                                                      NA         1,268
Press Association Inc.                                         NA            32
PRI Association, inc.                                          NA            93
Price Waterhouse                                               NA            52
Productivity Point International                               NA            43
Professional Health Services                                   NA           176
Progress & Freedom                                             NA            70
Prosper Business Development                                   NA            31
Quantitative Data Systems                                      NA            33
Reddy Communications, Inc.                                     NA            42
Reed Whittle Assoc                                             NA           542
Repeal PUHCA Now                                               NA            50
Robert H. Tucker                                               NA            98
Royal Bank of                                                  NA            71
Royal Food &                                                   NA            50
Sir Robert Ried                                                NA            30



                            21 - H

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1997

                      Outside Services Employed

                           (In Thousands)

                                                           Relationship
                                                         "A" - Associate
                                                           "NA" - Non
    From Whom Purchased*                                    Associate   Amount


Sir Speedy                                                     NA       $    36
Smead H. Grimmett                                              NA            65
Southern Media                                                 NA            56
Sprint, Inc.                                                   NA            71
Staffmark                                                      NA            28
Stan Schlueter                                                 NA            27
Strauss Radio Strategies                                       NA            63
Target Vision, Inc.                                            NA            83
Telegyne Brown Engineering                                     NA           109
Timothy J. Ostrowski                                           NA           112
Tivoli Sytems, Inc.                                            NA            35
Todd Electric, Inc.                                            NA            26
Tulane University                                              NA           141
TVA Watch                                                      NA           111
Unitrac Software Corp                                          NA            30
Universal Weather &                                            NA            40
University of PA                                               NA           345
Upton Creative Printing                                        NA            41
Utilities International                                        NA           133
Utility Translation Systems                                    NA            71
VCI International                                              NA            77
West Publishing                                                NA            69
Williamson Printing Corp                                       NA           193
WLM, Inc.                                                      NA           181
WSI Corp                                                       NA           127
Wyatt Co.                                                      NA           462
Restructuring Cost Accural-Transition to Competition**         NA       (18,068)
Other (867)                                                    NA         1,985
                                                                       --------
                                                                       $  2,409
                                                    Total              --------

                                                                       $ 53,023
                                                                       ========







* The activity shown here may be duplicated in the "Other Deductions - Account 426.5" Schedule.

** This credit represents the reversal of a related expense accrual recorded in 1996.



                                21 - I

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1997

                   Employee Pensions and Benefits

                          (In Thousands)

Instructions:
Provide a listing of each pension plan and benefit program provided by the service company. Such listing should be limited to $25,000.

                           Description                     Amount

Medical & Other Benefits Under Flex Benefit Programs        $  8,535
Savings Plan                                                   3,836
Pension Plans                                                 11,401
Employee Meetings/Functions/Awards                             4,155
Educational Reimbursement                                        396
Post Retirement Plan Benefits                                  8,782
Employee Stock Investment Plan                                   292
Other                                                             27
                                                            --------
                                                  TOTAL     $ 37,424
                                                            ========


                  ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 1997

                       General Advertising Expenses

                            (In Thousands)

Instructions:
Provide a listing of the amount included in "General Advertising Expenses," classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

Description          Name of Payee                        Amount

Advertising in       Adlers                              $     5
 Newspaper,          AIA Foundation                            4
 periodicals,        American Association of                   3
 billboards, radio,  American Gas Cooling                      5
 etc.                American Productivity                    30
                     Andrews Sports Co.                        6
                     Annandale Golf Club                      11
                     Arkansas Home Builders                    3
                     Arkansas Livestock Show                   3
                     Association of Electric                 890
                     Associated Builders                       3
                     Bellemont Motor Hotel                     9
                     Boudreaux's                               7
                     Bravo Special Events                     81
                     Cajun Made Golf                          16
                     Celebration in the Oaks                   7

                        22 of 28 pages

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1997

                     General Advertising Expenses

                            (In Thousands)

           Description                   Name of Payee Amount*           Amount
Advertising in Newspapers,        Chateau Sonesta Hotel                    $   12
 periodicals,
 billboards, radio, etc.          Chemekete Recreational Club                   4
                                  City Energy Club                             15
                                  City of Bastrop                               8
                                  CoCo Marina #1                               13
                                  Colonial Country Club                         5
                                  Consumer Views                               29
                                  Country Club of                              10
                                  Data News Weekly                              4
                                  Degray Lake Resort                            3
                                  Doubletree Hotel                             26
                                  Embassy Suites                                9
                                  Freeport McDermott Golf                      85
                                  FW Dodge Division                            24
                                  FW Dodge McGraw                               5
                                  G A Sports                                    7
                                  GB Enterprises                                8
                                  Grambling State University                    4
                                  Greater Baton Rouge                           4
                                  Holiday Inn                                  11
                                  Hospitality Group of                         11
                                  Hotel Intercontinental                       60
                                  Houston Golf Association                     20
                                  Iberville Chamber of Commerce                 6
                                  Jack Petty Awards                             8
                                  Jackson Public Schools                        7
                                  Joe A. Cummins                                6
                                  Joels Grand Cuisine                          59
                                  Kramer School Artloft                        55
                                  Krewe of Bacchus                              6
                                  Krewe of Midcity                             20
                                  KYFX                                         13
                                  Louisiana 4H Foundation                       5
                                  Louisiana Department of                      54
                                  Louisiana Home Builders                       6
                                  Louisiana State University                   19
                                  Louisiana Tech Athletics                      3
                                  Lake Charles Harbor                          15
                                  Lakewood Country Club                         5
                                  Le Meridien New Orleans                       8
                                  Lexis Nexis                                  14
                                  Marriott                                      3
                                  Metrovision Partnership Foundation           11



                                  22 - A

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1997

                      General Advertising Expenses

                           (In Thousands)

           Description                   Name of Payee Amount*           Amount
Advertising in Newspapers,        Mikes on the Avenue                      $    5
 periodicals,
 billboards, radio, etc.          Minden South Webster                          6
                                  Minority Business News                        6
                                  Mystick Krewe of Carnival                     3
                                  New Orleans Brass                            15
                                  New Orleans Busniness                        10
                                  New Orleans Hilton                           12
                                  New Orleans Saints                           14
                                  NGV Coalition                                13
                                  Nokia Sugar Bowl                             22
                                  Ormond Country Club                           4
                                  Ouachita Enterprise Corp                      8
                                  Pace Systems                                 45
                                  Parish of St.                                 8
                                  Pelican Point Golf                          112
                                  Public Forum Institute                        5
                                  Pyramid Discount Golf                         6
                                  Radison Hotel                                42
                                  Reed Exhibition Co.                           6
                                  Royal Sonesta Hotel                          29
                                  Saenger Theatre                               9
                                  Santa Maria Golf                              5
                                  Sheraton New Orleans                         85
                                  Steps to Success                             10
                                  Superdome Box Office                          6
                                  Thompson Temples TX                          21
                                  Tiger Athletic Foundation                     8
                                  Tulane University                            16
                                  UALR Basketball                               8
                                  US West Education                            49
                                  Waste Management of                           3
                                  Westin Canal Place                           79
                                  White House Promotions, Inc.                 45
                                  White Oak Plantation                          8
                                  Windsor Court Hotel                           5
                                  Wolf Trap Foundation                         10
                                  WWL AM Sinclair                              45
                                  WWL TV                                       24
                                  Zulu Social Aid                               3



Advertising Matter such as        Aramark Corporation                          16
 Posters, Bulletins
 booklets and related items       Balboa Co.                                    8


                                 22 - B

                   ANNUAL REPORT OF ENTERGY SERVICES, INC.

                    For the Year Ended December 31, 1997

                       General Advertising Expenses

                             (In Thousands)

           Description                   Name of Payee Amount*           Amount
Advertising Matter such as        Bano Quality Produce                     $    4
 Posters, Bulletins
 booklets and related items       Bertrand Designs                              7
                                  Betty Hunley Designs                         16
                                  Bylites, Inc.                                23
                                  Capital Advertising Specialties              19
                                  Coburns Wholesale Distribution               19
                                  Daly Enterprise                              20
                                  Dollar Embroidery                             4
                                  Exhibit Designs, Inc.                        21
                                  Garland Co.                                   3
                                  Hang It Up                                    4
                                  Henderson Advertising                        12
                                  IAQ Publications, Inc.                        6
                                  Ivey Co.                                      8
                                  Kass Uehling, Inc.                            5
                                  Kays Composition Co.                          6
                                  Lands End, Inc.                               7
                                  Lee Wayne Co.                                17
                                  Lloyd Schuh Advertising, Inc.                16
                                  Marvin Fabers Advertising                    11
                                  Message Factors, Inc.                        64
                                  North Webster Industrial                     15
                                  Party Basket                                  4
                                  Rohm's Floral Designs                         9
                                  Smith Service Company                        10
                                  Synectics, Inc.                              13
                                  VCI International                            28
                                  VI Comm, Inc.                                 5




Fees and expenses of              A Bear Productions                            9
 advertising agencies and
 commercial artists               Advantage Sales Promotions                    3
                                  American Business Information                 5
                                  Ann Lee &                                    18
                                  Archie Manning                               25
                                  Brown & Bigelow                               3
                                  Colonnade Group, Inc.                        33
                                  Cranford, Johnson, Robinson, Wood           908
                                  Creative Graphics                             8
                                  Doug Rye &                                   23
                                  Dun & Bradstreet                             28



                                22 - C

                  ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 1997

                       General Advertising Expenses

                             (In Thousands)

           Description                   Name of Payee Amount*           Amount
Fees and expenses of              Ernst & Young                            $   75
 advertising agencies and
 commercial artists               Expertelligence, Inc.                         6
                                  Farwell Group                                 6
                                  Flake Wilkerson Market                       12
                                  Houston Advanced Research                    10
                                  Imarket, Inc.                                 5
                                  Interactive Personalities, Inc.              25
                                  Intersearch Corp.                           293
                                  J Walter Thompson                         8,580
                                  J&J Specialty Advertising                    39
                                  John Alden Service                            4
                                  K1 Concepts                                  16
                                  Leading Authorities, Inc.                    20
                                  Maris West                                   61
                                  Market Analysis                               5
                                  Market Facts, Inc.                           30
                                  Marketing 1:1, Inc.                          25
                                  Marketing Management Group                    7
                                  MCS Group                                 1,266
                                  Networkers Corp.                             11
                                  Planergy, Inc.                                6
                                  Public Strategies, Inc.                     206
                                  Public Technology, Inc.                      15
                                  Robertson & Associates                       13
                                  Ron Aschenbach                                5
                                  Struebbe Marketing                           63
                                  Synergy Marketing Association                45
                                  Thoma & Thoma Creative Services             354
                                  TQS Research, Inc.                            8
                                  Travis Research Assoc                       144
                                  Understanding Unlimited                      53
                                  Vignes Lakes, LLC                             5
                                  Wilson & Associates                           4


Printing of Booklets, Dodgers,    Culver Co., Inc.                             10
Bulletins, etc.
                                  IPC Printing                                 10
                                  Jossey Bass Publishing                        5
                                  Kwik Kopy                                     7
                                  New Orleans Publishing Group                 29
                                  Quick Print Printing                          3
                                  Sherwood Printing Co.                         9
                                  Towery Publishing, Inc.                       4
                                  Village West Publishing                       9


                                22 - D

                  ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 1997

                       General Advertising Expenses

                            (In Thousands)

           Description                   Name of Payee Amount*           Amount
Supplies & Expenses in Preparing  AAA Rent All                             $   32
 Advertising Materials
                                  Allwin Direct                                 4
                                  American Express Travel                      26
                                  Arkansas Business                             4
                                  BCI Training Systems                         18
                                  Brown, Robert R                              11
                                  Capital Region Builders                      16
                                  Carver, Margaret M                            4
                                  Convention Connection, Inc.                  36
                                  Cordaro, John J                               6
                                  Crescent Sound                                4
                                  Davis, Steven M                               3
                                  Dejarnette, Michael                           3
                                  Dempsey Thomas Films                          3
                                  Dennis Wright Plumbing                        4
                                  Dupuis, Michael                              10
                                  Edison Electric Institute                     6
                                  Elite Aviation                                4
                                  Enmon, James V                                5
                                  Entergy Corporation                           6
                                  Fluor Daniel, Inc.                           65
                                  Futures                                       8
                                  Henderson, Wendy                              4
                                  Hester, Ann D                                 3
                                  Home Builders Association                    34
                                  Honeywell DMC Services                        6
                                  Ingram, Barbara P                             5
                                  Jenkins, Marilyn Jo                          17
                                  Jeter, James R                                3
                                  Johnson, Sheldon G                            3
                                  Labi Service Corp.                            6
                                  Legiscon, Inc.                                6
                                  Lupberger, Edwin A                           17
                                  Machu Picchu Travel                           7
                                  Mail Comm, inc.                              12
                                  Martin, Mark Allen                            6
                                  New Orleans Airport                           4
                                  Parkdale Mall Merchants                       3
                                  Qualitative Marketing Software                4
                                  Segura, Karl A                                5
                                  Service Merchandise                           6
                                  Spell, Wayne F                                8
                                  Steudlein, Sandra M                          14



                                 22 - E

              ANNUAL REPORT OF ENTERGY SERVICES, INC.

               For the Year Ended December 31, 1997

                    General Advertising Expenses

                          (In Thousands)

           Description                   Name of Payee Amount*           Amount
Supplies & Expenses in Preparing  Stringfellow, Jamie                      $    7
 Advertising Materials            Taylor, Timothy R                             3
                                  Thomas, George J                              4
                                  Total Audio Visual                            4
                                  United Mail Service                          14
                                  Video Monitoring Services                     6
                                  Vince's Service Center                        3
                                  Wal Mart Stores                              11
                                  Waters, Stephen R                             6
                                  Winterrowd, Michael P                        10



Others                            Others (828)                                586
                                                                          -------
                                                               TOTAL      $16,664
                                                                          =======


* The activity shown here may be duplicated in the "Other Deductions - Account 426.5" Schedule.

                                22 - F

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1997

                   Miscellaneous General Expenses

                          (In Thousands)

Instructions:
Provide a listing of the amount included in "Miscellaneous General Expenses," classifying such expenses according to their nature. Payments and expenses permitted by Section 321(b)(2) of the Federal Election Campaign Act, as amended by Public Law 94-283 in 1976 (2 U.S.C. SS441(b)(2)) shall be separately classified.

                Description                                     Amount

Employee development                                            $  1,847
Employee relocation and outplacement                               6,845
Applicant expenses                                                 2,580
Industry Association Dues/Corporate Membership                     4,566
Other corporate expenses                                             661
                                                                --------
                                                       TOTAL    $ 16,499
                                                                ========



                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1997

                                Rents

                            (In Thousands)

Instructions.
Provide a listing of the amount included in "Rents," classifying such expenses by major groupings of property, as defined in the account definition of the Uniform System of Accounts.

          Type of Property                               Amount

Building & Property                                       $ 22,928
Equipment & Facilities                                       4,938
Computer hardware                                            4,793
Computer software                                               36
                                                          --------
                                                 TOTAL    $ 32,695
                                                          ========

                         23 of 28 pages

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1997

                   Taxes Other Than Income Taxes

                          (In Thousands)

Instructions:
Provide an analysis of "Taxes Other Than Income Taxes." Separate the analysis into two groups: (1) other than U.S. Government taxes, and
(2) U.S. Government taxes. Specify each of the various kinds of taxes and show the amounts thereof. Provide a subtotal for each class of tax.

           Kind of Tax                                      Amount

See page 24-A                                             $ 17,263
                                                          --------

                                TOTAL                     $ 17,263
                                                          ========


               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1997

                       Donations - Account 426.1

                             (In Thousands)

Instructions:
Provide a listing of the amount included in Account 426.1, "Donations," classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be in lieu of details.

    Name of Recipient                  Purpose of Donation      Amount

Donations:
  Susan Jochimsen                 Bookcovers for Community/
                                   Business Ptnrship                10
  Clout Ministerial Alliance      Unsung Heros Community Banquet     5
  NAACP                           A New Beginning Program            5
  Others (59)                                                       28

Employee Services:
  Manage Contributions                                              35
  Other                                                              9
                                                                  ----
                                                        TOTAL     $ 92
                                                                  ====


                        24 of 28 pages

                ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1997

                   Taxes Other Than Income Taxes

                          (In Thousands)


           Kind of Tax                                      Amount

Taxes Other Than U.S. Government Taxes
    Property taxes                                           $ 2,679
    Unemployment taxes                                           574
    Franchise taxes                                                -
    Other taxes                                                    3
                                                             -------
                                         Total               $ 3,256
                                                             -------
U.S. Government Taxes
    FICA taxes                                                13,798
    Unemployment taxes                                           209
                                                             -------
                                         Total               $14,007
                                                             -------
                                                   TOTAL     $17,263
                                                             =======


                               24 - A

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                 For the Year Ended December 31, 1997

                  Other Deductions - Account 426.5

                           (In Thousands)

Instructions:
Provide a listing of the amount included in Account 426.5, "Other Deductions," classifying such expenses according to their nature.


         Description                    Name of Payee *                  Amount

Restructuring Costs-          Public Strategies, Inc.                $    1,708
Transition to Competition
                              Association of Electric                     1,109
                              Burson Marsteller                           1,047
                              J. Walter Thompson                            954
                              Cranford Johnson Robinson Wood                901
                              J. Bennett Johnston                           310
                              R. Duffy Wall                                 206
                              Frederick Schneiders Research                 194
                              Northbridge Group                             187
                              JA Wright & Associates                        184
                              Alliance for Competitive                      152
                              Wright Lindsey &                              151
                              Williams & Anderson                           135
                              Sidley & Austin                               123
                              McKinsey & Co.                                118
                              Robert H. Tucker                               98
                              Potomac Cummunications Group                   97
                              VCI International                              96
                              TVA Watch                                      83
                              Mid South Communications                       75
                              Employee Salaries                           1,117
                              Restructuring Cost Accrual Reversal        (7,315)
                              Various Vendors (514)                       2,344

Lobbying Expenses             Employee Salaries                              56
                              Various Vendors                                 4

Other Expenses                Various Vendors                               237
                                                                        -------
                                                             TOTAL      $ 4,371
                                                                        =======
* The activity shown here may be duplicated in the Outside Services Employed and Advertising Schedules.


                  ANNUAL REPORT OF ENTERGY SERVICES, INC.

                   For the Year Ended December 31, 1997

               Schedule XVIII - Notes to Statement of Income

Instructions:
The space below is provided for important notes regarding the statement of income or any account thereof. Furnish particulars as to any significant increases in services rendered or expenses incurred during the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

See Notes to Financial Statements on pages 14-B thru 14-H

                             25 of 28 pages

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                         Organization Chart

                           See page 26 - A





               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                        Methods of Allocation

                    See pages 26 - B thru 26 - C





               ANNUAL REPORT OF ENTERGY SERVICES, INC.

     Annual Statement of Compensation for Use of Capital Billed

                              - None -



                           26 of 28 pages

             ANNUAL REPORT OF ENTERGY SERVICES, INC.

                      Organization Chart




Chairman

   Corporate Responsibility
      Corporate
      Aviation

   External Affairs, Human Resources & Administration, and Retail Services
      External Affairs
      Human Resources & Administration
      Retail Strategies

   Finance
      Accounting
      Corporate Planning & Analysis
      Treasury
      Total Information Technology

   Retail Services

   Nuclear

   Gas Operations

   Transmission & Distribution Operations

   Operations
      Regulated Operations
      Nonregulated Operations



                                26 - A

              ANNUAL REPORT OF ENTERGY SERVICES, INC.

                       Methods of Allocation

Note: Each allocation formula is based on data relevant to the participating State Legal Entity.

Energy Sales

     Based on total kilowatt-hours of energy sold to consumers

Customers

     Based on a twelve month average of Residential, Commercial, Industrial, Government and Municipal general business electric/gas customers.

Employees

     Based on the number of full time employees at year-end.

Responsibility Ratio

     The Responsibility Ratio of a company is the ratio of the company's load at time of system peak load. The peak load is the average of the twelve monthly highest clock hour demands in kilowatts of the Company's interconnected system, occurring each month coincident with the System peak load, during the twelve month period ending with the current month.

Composite - Energy Sales, Customers, Employees and Capability/Responsibility
Ratio

     Based on four components with equal weighting to each: kilowatt-hour energy sales, average customers, number of employees and capability responsibility ratio.

Composite - Transmission, Distribution/Customer Service

     Based on four components of equal weighting: kilowatt-hour energy sales; average customers; number of distribution and customer service/support employees; and the Transmission/Substation Composite Allocation Method

Transmission Line Miles

     Based on the number of miles of transmission lines, weighted for design voltage. (Voltage < 500kv = 1, Voltage >= 500kv = 2)

Substations

     Distribution Substations is based on the number of high voltage substations weighted for voltage. (Voltage < 500kv = 1,
     Voltage >= 500kv = 2)

Composite - Transmission Line Miles and Substations

     Based on two components: Transmission line miles with a 30%
     weighting and the number of high voltage substations with a 70% weighting.


                               26 - B

                 ANNUAL REPORT OF ENTERGY SERVICES, INC.

                           Methods of Allocation


Gas Consumption

     Based on the volume of natural gas consumed annually by all gas fired generating units within the Entergy system.

Income and Deduction Ratio

     Based on the previous years federal income tax return, total income plus total deductions.

Level of Service

     Based on Entergy Services' total billings to each Client Company excluding corporate overhead.

System Capacity

     Based on the power level, rated in kilowatts, that could be achieved if all generating units were operating at maximum capability simultaneously.

Computer Usage for Each System Company

     Based on the mainframe computer usage as measured in Computer Resource
     Units.

Labor Dollars Billed

     Based on total labor dollars billed to each company.

Distribution Line Miles

     Based on the number of miles of distribution lines.

Coal Consumption

     Based on the quantity of tons of coal delivered annually to each coal plant within the Entergy System.

Accounts Payable Transactions

     Based on the number of accounts payable transactions processed annually for each Entergy System Company.


                                26 - C

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                For the Year Ended December 31, 1997

                             Appendix

           Information in Compliance With Item 4 of SEC
                  Letter Dated December 29, 1986

                         (In Thousands)

Various Project Codes have been established at Entergy Services, Inc. (Entergy Services) to track the cost of functions performed by Entergy Services personnel for SFI matters which are billed 100% to SFI.
                                                                   Amount
Direct Cost:
    Labor and related cost                                           $78
    Other direct cost                                                  9
Indirect cost                                                          8
                                                                     ---
    Total                                                             95
                                                                     ---
Cost of services charged to Service Requests not related to the
transfer of SFI personnel                                          1,242
                                                                  ------
Total cost of services performed by Entergy Services and          $1,337
 billed to SFI                                                    ======




Amounts billed to Operating Companies for Fuel Oil Program*         $716

Deferred Cost/Services                                                 0

Charged to Nuclear Fuel Inventory                                    621

Charged to Gas and Oil Development and Production Program              0
                                                                  ------
Total                                                             $1,337
                                                                  ======



* Amounts charged to the Fuel Oil Program as a component of period cost. For 1997, based on monthly averages, period costs were allocated 8% to Entergy Arkansas, Inc. (EAI), 56% to Entergy Louisiana, Inc. (ELI),
  26% to Entergy Mississippi, Inc. (EMI), and 10% to Entergy New Orleans, Inc. (ENOI).


                             26 - D

             ANNUAL REPORT OF ENTERGY SERVICES, INC.

              For the Year Ended December 31, 1997

                             Appendix

        Information in Compliance With Item 4 of SEC
               Letter Dated December 29, 1986

Allocation of Indirect Cost

Indirect cost is comprised of labor loading and variable overhead. The labor loading and variable overhead are allocated to Service Requests on the basis of labor dollars charged to each Service Request.

Fuel Department Cost

The labor costs of Entergy Services personnel performing work for SFI are recorded by a process similar to all other costs incurred by Entergy Services. Various Project Codes have been established at Entergy Services to track the cost of functions performed by Entergy Services personnel for SFI matters which are billed 100% to SFI.

Services Provided

The Management Accounting (MA) Department provides accounting services to SFI in the following areas: financial and operating information services, accounting services relative to SFI's owned and leased properties, fuel oil inventory accounting, nuclear fuel inventory accounting, disbursements of royalties and revenues to joint venture partners, billing of fuels and services provided to the Operating Companies, assist in the coordination and preparation of budgets and forecasts for SFI, and providing data required by various regulatory and other agencies. Source Systems provides accounts payable services.

The Energy Management Organization (EMO) provides services that include operation and supervision and maintenance of fuel oil facilities.

Changes in Organization

As previously reported, the System's fuel planning and procurement administration was reorganized during 1988, which redefined the fuels management roles and placed the responsibility for most fuel procurement decisions with the Entergy Corporation System Executives.

In general, the Operating Companies execute and administer power plant gas and coal contracts under an acquisition and administration policy. Financing nuclear fuel inventory and fuel oil inventory and facilities, and accounting functions related to these continuing activities are still performed by Entergy Services personnel.



                           26 - E

                        27 of 28 pages (Blank)

               ANNUAL REPORT OF ENTERGY SERVICES, INC.

                          Signature Clause


Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.

                                           Entergy Services, Inc.
                                        (Name of Reporting Company)


                                  By:    /s/ Louis E. Buck
                                       (Signature of Signing Officer)


                                  Louis E. Buck   Vice President & Chief
                                          Accounting Officer
                                   (Printed Name and Title of Signing Officer)

April 30, 1998





                        28 of 28 pages